HEDSTROM HOLDINGS, INC. AND SUBSIDIARY
                     EARNINGS PER SHARE DISCLOSURE
                 For the year ended December 31, 1998
                        (Dollars in thousands)
                                 Income       Shares       Share
                               (Numerator)  (Denominator)  Amount
                               -----------   -----------   ------
Basic Earnings Per Share:
  Net loss                     $ (6,727)       67,663       $(0.10)

Effect of Dilutive Securities:
   Stock options in the money        --            --           --
   Buyback of shares at
    average price of $1.13           --            --           --
                               --------        ------       ------
   Net effect of stock options       --            --           --
                               --------        ------       ------
Diluted Earnings Per Share:
  Net income                   $ (6,727)       67,663       $(0.10)
                               =========       ======       ======

Options to purchase 4,772,128 shares of common stock at a range of $1.00-$1.65 per share were outstanding at December 31, 1998 but were not included in the computation of diluted EPS as inclusion of stock options would have been antidilutive.